         As filed with the Securities and Exchange Commission on August 14, 1998
                                                     Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                                  ----------

                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                  ----------

                   PROFORMANCE RESEARCH ORGANIZATION, INC.
               (NAME OF SMALL BUSINESS ISSUER  IN ITS CHARTER)
                                  ----------

          Delaware                          7999                        84-1334921
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                            5335 WEST 48TH AVENUE
                           DENVER, COLORADO  80212
                                (303) 458-1000
             (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                   OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                                  ----------

                               WILLIAM D. LEARY
                           PRESIDENT AND TREASURER
                            5335 WEST 48TH AVENUE
                           DENVER, COLORADO  80212
                                (303) 458-1000
          (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                  ----------
                                  COPIES TO:

 MICHAEL C. PHILLIPS, ESQ.        JACK HUTCHINGS, ESQ.         ROBERT P. ABDO, ESQ.
KEVIN A. FAULKNER, ESQ.         FAY MATSUKAGE, ESQ.              ABDO & ABDO
Morrison & Foerster LLP      Dill Dill Carr Stonbraker &   A Professional Corporation
   755 Page Mill Road             Hutchings, P.C.             710 Northstar West
Palo Alto, CA 94304-1018         455 Sherman Street          625 Marquette Avenue
                                     Suite 300              Minneapolis, MN  55402
                                  Denver, CO 80203

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                  ----------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                               Proposed Maximum     Proposed Maximum     Amount of
  Title of Each Class of      Amount to be      Offering Price     Aggregate Offering  Registration
Securities to be Registered   Registered (1)      per Share (2)           Price (2)         Fee
---------------------------------------------------------------------------------------------------
Common Stock, $.0001 par
 value . . . . . . . . . . .     1,150,000          $5.00              $5,750,000         $1,983
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Includes 150,000 shares that the Placement Agents have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                                  ----------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    PROSPECTUS
                 Subject To Completion, Dated August 14, 1998

                               1,000,000 Shares

                   Proformance Research Organization, Inc.

                                Common Stock

                              (par value $.0001)

     All of the 1,000,000 shares of Common Stock offered hereby (the "Shares") are being issued and sold by Proformance Research Organization, Inc., ("P.R.O." or the "Company"). The Company's principal executive offices are located at 5335 W. 48th Avenue, Suite 200, Denver, Colorado 80212, (303) 458-1000.

     Prior to this offering, there has been no public market for the Common Stock of the Company. See "PLAN OF DISTRIBUTION" for a discussion of the factors considered in determining the initial public offering price. The shares of Common Stock are offered by the Company and the Placement Agents on a "best efforts" "all or none" basis, subject to prior sale and subject to the Company's and the Placement Agents' right to reject orders in whole or in part. Application has been made for quotation of the Common Stock on the Nasdaq Small Cap Market under the symbol "PROO". Pending closing of the offering, subscription proceeds will be held in an interest-bearing escrow account by Bank Windsor, Minneapolis, Minnesota.

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        Price to           Selling             Proceeds to the
                         Public     Commissions(1)(2)(4)        Company(3)(4)
--------------------------------------------------------------------------------

Per Share. . . . . . .    $5.00             $0.50                    $4.50
--------------------------------------------------------------------------------
Total. . . . . . . . .  $5,000,000         $500,000                $4,500,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(2) In addition, the Placement Agents will receive warrants to purchase a number of shares equal to 10% of the number of shares sold by the Placement Agents, at an exercise price of $6.00 per share, expiring 5 years from the date of sale. See "PLAN OF DISTRIBUTION."

(3) Before deducting expenses of this Offering, payable by the Company and estimated at $100,000 and non-accountable expenses payable to the Placement Agents in the amount of $150,000, for total expenses of $250,000. See "USE OF PROCEEDS."

(4) A fund controlled by one of the Company's directors has subscribed for all Shares remaining unsold at the end of the Offering. See "CERTAIN TRANSACTIONS--Weiner Subscription Agreement." The Placement Agents are not entitled to receive any selling commission on the sale of any such shares.

                         Global Financial Group, Inc.
                      100 Washington Square, Suite 1319
                         Minneapolis, Minnesota 33401
                                (800)321-1894
_______________, 1998

                              PROSPECTUS SUMMARY
                                 THE COMPANY

     Proformance Research Organization, Inc. ("P.R.O." or the "Company") earns revenue from two sources: (1) providing golf instruction services, both to recreational golfers wishing to improve their game and to golf instructors wishing to maintain accreditation with the Professional Golf Association of America (the "PGA") and (2) sales of golf related products such as instructional materials and golf equipment, either produced by the Company or as a reseller of products produced by third parties. P.R.O. provides golf instruction through three primary avenues - (1) golf schools located at independent resorts, to which students generally travel for intensive 2-5 day programs ("Destination Golf Schools"), (2) franchised learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers") and (3) training of golf instructors for teaching certification, which training is conducted at P.R.O. headquarters, Destination Golf Schools and Learning Centers. P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, six of which are currently operating and two of which are scheduled to open in the fall of 1998. In addition, P.R.O. is currently operating two Learning Centers. P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts. This arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. currently markets its own Player's Edge system line of instructional video tapes and booklets, tied to the curriculum taught at its Destination Golf Schools and Learning Centers. In addition, P.R.O. recently signed an agreement to market, on a non-exclusive basis, the FILA line of golf clubs, bags, hats, gloves and umbrellas.

     P.R.O. believes that it is distinguished from its competitors on the basis of the quality of its facilities, its unique curriculum, and its experienced management team and staff. P.R.O.'s curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. The basis of P.R.O.'s curriculum is physical fitness and focus on the mental approach to the game, which the Company believes are currently popular among golfers on the professional tours.

     P.R.O. and Proformance Research Organization are registered trademarks of the Company. This prospectus may contain other trade names and trademarks of the Company. Player's Edge, Physical Edge, Mental Edge, CGT, CGTA and P.A.R. System are registered trademarks of Sports Solutions, Inc. and licensed by the Company.


     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year of the Company.
                              ----------------
     IN CONNECTION WITH THE OFFERING, THE PLACEMENT AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    THE OFFERING

Common Stock offered by the Company  . . . .      1,000,000 shares
Common Stock to be outstanding after the
 Offering  . . . . . . . . . . . . . . . . .      4,661,445 shares(1)
Use of proceeds  . . . . . . . . . . . . . .      Site development expenses;
                                                  repayment of short-term debt
                                                  and bridge loans; and working
                                                  capital.  See "USE OF
                                                  PROCEEDS."


                                                      As of June 30, 1998
                                                   --------------------------
Balance Sheet Data:                                 Actual   As Adjusted (2)
Cash . . . . . . . . . . . . . . . . . . . . . .  $  230,181     $3,930,181

Working capital. . . . . . . . . . . . . . . . .    (499,685)     3,200,315
  Total assets . . . . . . . . . . . . . . . . .     381,503      4,081,503
  Long-term obligations (less current portion) .     252,500        252,500
  Shareholders' equity (deficiency). . . . . . .    (652,913)     3,047,087

----------
     (1) Based on the number of shares of Common Stock outstanding as of June 30, 1998. Excludes 175,175 shares issuable upon conversion of outstanding debt. See Note 3 of Notes to Audited Consolidated Financial Statements. Also excludes 72,500 shares issuable upon exercise of outstanding warrants.

     (2) Adjusted to reflect the sale of 1,000,000 shares offered by the Company, based on an initial public offering price of $5.00 per share, after deducting estimated commissions and offering expenses and the receipt of the net proceeds therefrom. Assumes no conversion of the current outstanding bonds of the Company.

     THE COMPANY WAS FOUNDED IN COLORADO IN 1993 UNDER THE NAME WORLD ASSOCIATES, INC. AND WAS REINCORPORATED IN DELAWARE IN JULY 1998 UNDER THE NAME PROFORMANCE RESEARCH ORGANIZATION, INC. (THE "REINCORPORATION"). P.R.O. PROPERTY, INC., A COLORADO CORPORATION ("PPI") IS A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY. ALL REFERENCES TO THE COMPANY HEREIN INCLUDE THE PREDECESSOR CORPORATION AND PPI. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE HEREIN. UNLESS OTHERWISE INDICATED, THE INFORMATION HEREIN
(i) ASSUMES NO EXERCISE OF THE PLACEMENTS AGENTS' OVER-ALLOTMENT OPTION,
(ii) HAS BEEN ADJUSTED TO REFLECT CONVERSION RATIOS OF 2.8-TO-1 FOR THE COMMON STOCK AND 3.5-TO-1 FOR THE SERIES A AND SERIES B PREFERRED STOCK IN THE REINCORPORATION AND (iii) HAS BEEN ADJUSTED TO REFLECT THE CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A AND SERIES B PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THE OFFERING.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY THE COMPANY AND OTHER SOURCES BELIEVED BY THE COMPANY TO BE RELIABLE. THE PLACEMENT AGENTS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OF SUCH INFORMATION AND MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION. THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS, BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

     MARKET DATA USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED FROM INTERNAL COMPANY SURVEYS AND INDUSTRY PUBLICATIONS. INDUSTRY PUBLICATIONS GENERALLY STATE THAT THE INFORMATION CONTAINED THEREIN HAS BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, BUT THAT THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION IS NOT GUARANTEED. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED THIS MARKET DATA. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                                    RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS, INCLUDING ANY FINANCIAL PROJECTIONS, ANY STATEMENTS OF THE FUTURE INTENTIONS, PLANS AND OBJECTIVES OF MANAGEMENT, ANY STATEMENTS CONCERNING PROPOSED NEW SITES, DEVELOPMENT PROJECTS, PRODUCTS OR SERVICES, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, AND ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECTS," "INTENDS," "PLANS," "ANTICIPATES," "ESTIMATES," "POTENTIAL," OR "CONTINUE," OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS OR ANY OF THE FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR ASSUMED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S FUTURE BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO THE RISK FACTORS SET FORTH BELOW AND THOSE DESCRIBED ELSEWHERE IN THIS PROSPECTUS. ALL FORWARD-LOOKING STATEMENTS AND REASONS WHY RESULTS MAY DIFFER INCLUDED IN THIS PROSPECTUS ARE MADE AS OF THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENT OR REASON WHY ACTUAL RESULTS MIGHT DIFFER.

     SPECULATIVE SECURITIES; LIMITED OPERATING HISTORY. The shares of Common Stock offered hereby (the "Shares") are highly speculative securities and involve a high degree of risk. The Company has an extremely limited operating history. The Company had revenues of approximately $188,000 in 1996, $119,000 in 1997 and $236,000 in the six months ending June 30, 1998. Prior to that time, the Company had no operations related to its current business and had only limited operations related to a discontinued line of business. The Company had net losses of approximately $349,000 in 1996, $693,000 in 1997 and $692,000 in the six months ended June 30, 1998. To date, the Company has not achieved an operating profit in any period. As of June 30, 1998, the Company had an accumulated deficit of $1,949,308. The limited operating history makes it difficult to predict the Company's future performance. The Company's consolidated audited financial statements have been prepared assuming that the Company will continue as a going concern. There can be no assurance that the Company will be able to continue as a going concern if it cannot achieve a level of profitability that will allow it to repay its short-term and long-term debt. The Company has made a strategic decision to open several sites for its Destination Golf Schools and Learning Centers, despite the fact that there are significant overhead expenses associated with opening multiple sites. The resulting overhead expenses increase the amount of revenue required to achieve profitability. There can be no assurance that the Company will ever achieve an operating profit in any period, or that any profitability that may be achieved in the future can be sustained.

     COMPETITION. The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. The Company's Destination Golf Schools and Learning Centers compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities lists hundreds of different sources of golf instruction in the U.S. Many of the local sites with which P.R.O.'s schools compete have greater local name recognition and resources than the Company. P.R.O.'s Destination Golf Schools compete with several destination golf schools operated throughout the U.S., including John Jacobs Golf Schools, David Leadbetter Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy and Golf Digest Schools. Many of the schools with which the Company's Destination Golf Schools compete have greater resources, a larger number of sites, more prestigious locations or affiliations with well-known and respected golfers or golf instructors than the Company. For example, John Jacobs Golf Schools has 30 schools and Golf Digest Schools offer instruction at 15 sites. While the Company's management believes that the Company's program is unique in its emphasis on the mental approach to golf and its emphasis on physical conditioning, there can be no assurances that the Company will be able to compete in the marketplace. See "BUSINESS--Competition."

     DEPENDENCE ON KEY PERSONNEL. The Company is heavily dependent upon the efforts of its President, William D. Leary. See "MANAGEMENT." Currently, Mr. Leary is responsible for identifying and contracting with potential distributors and certified trainers and for evaluating potential new products. The loss of Mr. Leary's services could have a material adverse effect on the Company. Although the Company currently has an employment agreement with Mr. Leary, there can be no assurance that the Company will be successful in retaining Mr. Leary, or will be successful in attracting and retaining qualified personnel of the requisite caliber or in the requisite numbers to enable the Company to conduct its business as proposed.

     DISCRETION REGARDING USE OF PROCEEDS; FUTURE CAPITAL REQUIREMENTS.
Although the Company intends to use the proceeds of the Offering in the manner set forth under "USE OF PROCEEDS," the specific timing and manner of using the proceeds will be at the discretion of the Company's Board of Directors. The Company currently has limited capitalization and, without receiving the proceeds of this Offering, will be restricted in the implementation of its strategy. Additional equity or debt financing may be required to implement future portions of the Company's strategy. In the event that the Company conducts an additional offering of stock or convertible debt, private or public, significant dilution to purchasers of Shares in this Offering may occur. There can be no assurance that such capital will be available to the Company, or will be available on acceptable terms. Inability to obtain necessary capital on favorable terms may have significant adverse consequences, such as inability of the Company to achieve its business plan or even insolvency of the Company. See "USE OF PROCEEDS."

     SEASONALITY; RISK OF INCLEMENT WEATHER. Throughout much of the U.S., the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern U.S., golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. The Company believes that business at its Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, the Company expects decreased revenues from Destination Golf School operations in May and September each year. The Company closes down many of its warm weather sites in May, with the staff of those sites moving to a summer site, and closes its summer sites in September with the staff returning to their warm weather sites. In each case, there is expected to be a one week lag between when one site closes and the other site opens. Of the Company's eight current Destination Golf Schools, three facilities will close during the summer (Phoenix, Tucson and Las Vegas), two will be open only during the summer (Keystone and Lake Okoboji, Iowa), one site will be open for five months from late spring to early fall (Huff House, New York) and the remaining two will be open year-round (San Diego and St. Petersburg). Also, the Company's operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. In particular, in January and February 1998, the Company's facility in Phoenix was closed for an unusually high number of days and the opening of the Company's facilities in San Diego and St. Petersburg were delayed due to the effects of El Nino. The timing of any new facility openings, the seasons any such facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause the Company's future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, the Company's business and results of operations could be materially adversely affected by future weather patterns that cause its sites to be closed, either for an unusually large number of days or on particular days on which the Company had booked a special event or a large number of students. Because most of the students at the Company's Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of the Company's sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Seasonality."

     MANAGEMENT OF GROWTH. The Company currently is experiencing a period of rapid and substantial growth that has placed, and is expected to continue to place, a strain on the Company's administrative and operational infrastructure. The number of Company employees has increased from 11 full-time employees at January 31, 1996 to 20 full-time employees at June 30, 1998. The number of sites has increased from one Destination Golf School and no Learning Centers in June 1997 to six Destination Golf Schools (with two additional Destination Golf Schools under development scheduled to open in September 1998) and two Learning Centers at June 30, 1998. The Company's ability to manage its staff and growth effectively will require continued improvement in its operational, financial and management controls, reporting systems and procedures. In this regard, the Company is currently updating its management information systems to integrate financial and other reporting among the Company's multiple domestic and foreign offices. In addition, the Company intends to continue to increase its staff and to continue to improve financial reporting and controls for the Company's operations. There can be no assurance that the Company will be able to successfully implement improvements to its management information and control systems in an efficient or timely manner or that, during the course of this implementation, deficiencies in existing systems and controls will be discovered. If management of the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected.

     VOTING CONTROL. Upon completion of the Offering, the Company's President, William D. Leary, will have voting control over approximately 39.8% of the Company's voting stock. See "PRINCIPAL STOCKHOLDERS." A fund controlled by one of the Company's directors has subscribed for all Shares remaining unsold at the end of the Offering. See "CERTAIN TRANSACTIONS--Weiner Subscription Agreement." If such fund purchased all of the Shares offered hereby, it would own 21.5% of the Company's voting stock, and such fund and Mr. Leary would own a total of 61.3% of the Company's voting stock, excluding over allotment option and dilution due to conversion of bonds. Consequently, Mr. Leary and Mr. Weiner may be able to control Company policy and the management of the Company's affairs. There can be no assurance that Mr. Leary and Mr. Weiner will vote in accordance with the wishes of investors in the Shares, or that Mr. Leary's views on management and operation of the Company will be the same as the views of investors in the Shares.

     SIGNIFICANT LEVERAGE; DEBT SERVICE. As of the date of this Prospectus, the Company has outstanding long-term debt of $610,500 and short-term notes payable of $300,000. Although a significant portion of the long-term debt is convertible into Common Stock of the Company, there can be no assurance that the holders of such debt will elect to convert. The degree to which the Company is leveraged could materially and adversely affect the Company's ability to obtain future financing for working capital, site development or other purposes and could make it more vulnerable to the effects of adverse weather conditions, industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The Company will require substantial amounts of cash to fund scheduled payments of principal of and interest on such indebtedness, future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations, there can be no assurance that it will be able to obtain alternative financing. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to acquire and develop future sites, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected. Any failure by the Company to satisfy its obligations with respect to such indebtedness at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest) would constitute a default under such indebtedness and could cause a default under agreements governing other indebtedness of the Company.

     ARBITRARY OFFERING PRICE; LACK OF PUBLIC MARKET FOR THE SECURITIES. There is currently no public market for the Shares and there can be no assurance that a market for the Company's stock will develop. Prior to this offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price has been determined arbitrarily by the Company and the Placement Agents. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that, if a market develops, the market price of the Common Stock will not decline below the initial public offering price. A fund controlled by a director of the Company has agreed to subscribe for, prior to the end of the Offering Period, the number of Shares then unsold in the Offering. Sale of few Shares of Common Stock in the Offering to investors other than such fund, and such Shares being sold to a small number of holders, could result in few Shares of Common Stock being available for public trading and a small number of holders of such Shares. In such circumstances, it would be very difficult for an active trading market to develop in the Shares. See "CERTAIN TRANSACTIONS--Weiner Subscription Agreement." Any market trading price of the Company's Common Stock also could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of new products by the Company or its competitors, general conditions in the economy, or other events or factors. In addition, the stock markets have experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of affected companies. These Company-specific factors or broad market fluctuations may materially, adversely affect any market price of the Company's Common Stock.


     POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that may be related or unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock of the Company may be highly volatile. Factors such as a small market float, fluctuations in the Company's operating results, failure to meet analysts' expectations, announcements of major developments by the Company or its competitors, developments with respect to the Company's markets, changes in stock market analyst recommendations regarding the Company, its competitors or the industry generally, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock after this Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the future sale of equity securities. Upon completion of this Offering the Company will have approximately 4,661,445 shares of Common Stock outstanding, based on the number of shares of Common Stock outstanding as of June 30, 1998. In addition, the Company will have outstanding warrants to purchase 72,500 shares of Common Stock, and 175,175 shares of Common Stock will be issuable upon conversion of certain long-term debt, at the election of the holders thereof. Pursuant to an agreement with Sunkyong U.S.A., the Company may also become obligated to issue up to 320,000 shares of Common Stock. See "BUSINESS--International Operations." Of the 4,661,445 shares to be outstanding after the Offering, the 1,000,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.

     The remaining 3,661,445 outstanding shares are "restricted securities" within the meaning of Rule 144. Of these shares, approximately 137,000 will be eligible for sale in the public market at the anticipated date that the Offering Statement of which this Prospectus is a part is declared qualified (the "Effective Date"). Beginning in December 1998, an additional approximately 99,000 of such restricted shares become eligible for sale in the public market upon expiration of the one year holding period under Rule 144. Beginning in March, April, May and June 1999, an additional approximately 24,500, 56,700, 66,150 and 39,200 of such restricted shares become eligible for sale in the public market upon expiration of the one year holding period under Rule 144. Beginning in July 1999, an additional approximately 39,200 shares issued after June 30, 1998 become eligible for sale in the pubic market upon expiration of the one year holding period under Rule 144. Upon the expiration of agreements not to sell shares entered into with the Company, 15 months after the date hereof, approximately 3,238,895 of such restricted shares will become eligible for sale subject to the provisions of Rule 144. Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "DESCRIPTION OF CAPITAL STOCK--Common Stock" and "SHARES ELIGIBLE FOR FUTURE SALE."

     APPLICABILITY OF "PENNY STOCK RULES." Federal regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act, which makes it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of previously sanctioned person. Therefore, if, during the time in which the Common Stock is quoted on the Nasdaq Small Cap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act. In such event, it may be more difficult for the broker-dealer to sell the Common Stock and purchasers of the Shares offered hereby may have difficulty in selling their Shares in the future in the secondary market.

     In the event that the Company's Common Stock is delisted from the Nasdaq Small Cap Market and the Company fails other relevant criteria, resulting in the Common Stock being considered penny stock, trading, if any, of the Common Stock would be subject to the full range of Penny Stock Rules.

     DILUTION. The initial public offering price of the Shares does not necessarily bear any relationship to assets, book value or net worth of the Company, or any other generally recognized criteria of value. The price for the Common Stock was established arbitrarily by the Company and the Placement Agents. Purchasers in the offering will suffer substantial immediate dilution of their investment. See "DILUTION."

     DIVIDEND POLICY. The Company has never declared or paid dividends on its capital stock. Except as required in its Articles of Incorporation, the Company currently does not intend to pay dividends in the foreseeable future so that it may reinvest its earnings in the development of its business. The payment of dividends in the future will be at the discretion of the Board of Directors.

     DEPENDENCE ON DESTINATION GOLF SCHOOL AND LEARNING CENTER LEASES. The Company currently has contracts with eight Destination Golf Schools and two Learning Centers. Most of the leases have three-year terms expiring in 2000 or 2001. The Company's revenue potential is limited by the number of students it can accommodate at its sites. In addition, the Company believes that location is the most important factor for a golfer in choosing a golf school. If the Company is not able to renew such leases, at all or on favorable terms, the Company's revenue potential could be greatly diminished, due to both a reduction in the total number of students it can accommodate and due to a reduction in the number and variety of sites it offers. Inability to renew its site leases on favorable terms or find suitable replacement facilities could have a material adverse effect on the Company's financial condition and results of operations.

     POTENTIAL LOSS OF PGA OF AMERICA RECOGNITION. The Company's golf schools have been recognized by the Professional Golfers Association of America (the "PGA"), which allows the Company to employ, and in turn offer instruction by, PGA-accredited teachers. The PGA is entitled to withdraw this recognition at any time, without cause, to impose conditions on such recognition or to change the terms of such recognition. Any such change in the status of PGA recognition of the Company's golf schools could impair the Company's ability to retain qualified instructors in the numbers necessary to staff its Destination Golf Schools and Learning Centers, and could negate the Company's ability to train golf instructors for PGA certification. Loss, or change in the terms or status, of PGA recognition of the Company's golf schools could have a material adverse effect on the Company's business, financial condition and results of operations.

     POTENTIAL DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET. Based on the assumed initial public offering price of $5.00 per share, and after application of the estimated net proceeds from the Offering, the Company will meet certain continued listing criteria for the Nasdaq SmallCap Market with little or no margin. If the price of the Common Stock decreases from the initial public offering price, or if the Company continues to incur losses, it is possible that, in the near future, the Company could fall below the minimum price, aggregate value of market float or net tangible assets criteria for continued listing on the Nasdaq SmallCap Market. If the Company's Common Stock is delisted from the Nasdaq SmallCap Market, liquidity of the Company's stock could be materially adversely affected.

     ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Board of Directors has the authority to issue undesignated Preferred Stock and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "DESCRIPTION OF CAPITAL STOCK--Preferred Stock" and "DESCRIPTION OF CAPITAL STOCK--Section 203 of the Delaware General Corporation Law."


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock. Except as required in its Articles of Incorporation, the Company currently does not intend to pay dividends in the foreseeable future so that it may reinvest its earnings in the development of its business. The payment of dividends in the future will be at the discretion of the Board of Directors.

                               USE OF PROCEEDS

     The net proceeds to the Company from this Offering are estimated to be $4,250,000 after deducting estimated legal, accounting and other offering expenses estimated at $100,000 and non-accountable expenses of $150,000 payable to the Placement Agents.

     The following table sets forth the expected use of proceeds:

USE OF PROCEEDS
Site Development Expenses. . . . . . . . . . . . . . .      $1,000,000
 Advertising . . . . . . . . . . . . . . . . . . . . .         500,000
 Product Inventory . . . . . . . . . . . . . . . . . .         300,000
 Short-Term Debt . . . . . . . . . . . . . . . . . . .         300,000
 Bridge Loans. . . . . . . . . . . . . . . . . . . . .         250,000
 Working Capital . . . . . . . . . . . . . . . . . . .       1,900,000
                                                            ----------
 Total Uses of Proceeds: . . . . . . . . . . . . . . .      $4,250,000


     Management reserves the right, in its sole discretion, to change the uses of proceeds. See "RISK FACTORS--Discretion Regarding Use of Proceeds; Future Capital Requirements." Pending such uses, the net proceeds of the Offering will be invested in investment grade, interest-bearing instruments, or held in the Company's demand deposit accounts with qualified banks to meet immediate cash-flow requirements.

                                      DILUTION

     As of June 30, 1998 the Company had negative net tangible book value of $652,912, or $0.178 per share. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale by the Company of the Shares offered hereby at an initial public offering price of $5.00 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1998 would have been $3,597,088 or $0.772 per share. This represents an immediate increase in net tangible book value of $0.950 per share to existing shareholders and an immediate dilution in net tangible book value of $4.228 per share to the purchasers of Common Stock in the Offering, as illustrated in the following table:

   Initial public offering price per share . . . . .               $5.000
    Net tangible book value per share as of
     June 30, 1998 . . . . . . . . . . . . . . . . .    $(0.178)
    Increase in net tangible book value
     attributable to new investors . . . . . . . . .      0.950
                                                        -------
   Net tangible book value after Offering. . . . . .                0.772
                                                                   ------
   Dilution per share to new investors . . . . . . .               $4.228



                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     P.R.O. provides golf instruction through three primary avenues - golf schools located at resorts, to which students generally travel for intensive 2-5 day programs ("Destination Golf Schools"), learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers") and training of golf instructors for teaching certification. P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, and is currently operating two Learning Centers. The company expected to be financed in January of 1998 and the delay in financing created a cash-flow problem due to the financial commitments that had been made to each of these facilities.

     P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts, allowing P.R.O. to offer first rate golf facilities at relatively low facilities cost and allowing P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. began operation of Destination Golf Schools at the locations and dates indicated below: Keystone Ranch Resort, Keystone, Colorado, June 1997; Wildfire Golf Course at Desert Ridge ("Wildfire"), Phoenix, Arizona, September 1997; Carlton Oaks Country Club, San Diego area, California, March 1998; Rhodes Ranch, Las Vegas, Nevada, March 1998; Huff House in the Catskills Mountains in New York, June 1998; Brooks Golf Club, Lake Okoboji, Iowa, June 1998; Bardmoor Golf Club, St. Petersburg, Florida, scheduled to open in Fall 1998 and Tucson National, Tucson, Arizona, scheduled to open in Fall 1998. In addition, P.R.O. began operation of Learning Centers in Scottsdale, Arizona in January 1998 and at the Plum Creek Golf and Country Club, Denver, Colorado in June 1998.

     Crown Golf Properties, Inc. ("Crown") owns or operates 30 golf facilities worldwide, including Wildfire. In addition, P.R.O. and Crown contracted for a Destination Golf School at Crown's Bardmoor Golf Club in St. Petersburg, Florida and are currently in negotiation to open golf schools at additional Crown sites. P.R.O. expects to open a golf school at the Crown site in Aspen, Colorado in 1998, which would operate in the summer only. In addition, P.R.O. is currently in negotiation with other golf resort owners to open additional Destination Golf Schools in Myrtle Beach, South Carolina, Mesquite, Nevada, Palm Springs, California and San Francisco, California, however, there is no assurance that any or all of these locations will become P.R.O. instructional facilities.

     P.R.O.'s Destination Golf Schools and Learning Centers have opened at varying times over the past two years, and most of the Destination Golf Schools are closed during local off-seasons. As a result of changes in the number of facilities open from period to period, closing certain of the Destination Golf Schools during local off-seasons and overall seasonality of the golf business, results of operations for any particular period may not be indicative of the results of operations for any other period.

     The Company has made a strategic decision to open several sites for its Destination Golf Schools and Learning Centers, despite the fact that there are significant one-time and recurring expenses associated with opening each site, and despite the fact that its existing sites were not operating at capacity.

     Originally, most site contracts for P.R.O.'s Destination Golf Schools provided for a fixed amount of monthly rent. P.R.O. has subsequently renegotiated some such site contracts to provide for rent on a per student basis, reducing the Company's fixed costs.

     For each Destination Golf School and Learning Center, the Company hires a site manager and a number of certified instructors based on anticipated demand. The Company offers 6 levels of instructor certification. Site managers are required to complete level 4 certification, and certified instructors are required to complete level 2 certification. Although level 2 certification can be achieved in a single session, level 4 certification requires at least one additional session. The Company provides training for its site managers and certified instructors at Company expense.

     For a brief time, the Company marketed a line of books and related products in the family self-help market, under the name Team Family-TM-. The Company discontinued that line of business in 1996, and devoted its full resources to its current golf operations. The Company's audited consolidated financial statements have been adjusted to exclude the effect of the discontinued operations, and the Company's results of operations for the year ended December 31, 1996 include a loss of $52,755 and a one-time write-off of $ 89,517, each related to the estimated loss on the anticipated disposition of the assets related to the Team Family line of business. See Consolidated Financial Statements and Note 8 of Notes to Consolidated Financial Statements.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

          TOTAL REVENUE. The Company had total revenue of $73,538 in the six months ended June 30, 1997, compared to $236,156 of total revenue in the six months ended June 30, 1998. The increase in total revenue was attributable primarily to the increase in the number of Destination Golf School and Learning Center sites operating in the 1998 period. During the first six months of 1997, the Company had one Destination Golf School - Keystone, Colorado - open for a total of one month. During the first six months of 1998, the Company had several sites open: Wildfire (Phoenix) from January 1 to May 15; Carlton Oaks (San Diego area) from March 1 through June 30; Rhodes Ranch (Las Vegas) from March 1 through June 30; and Keystone, Brooks (Lake Okoboji) and Huff House (Catskills) from June 1 through June 30; Scottsdale Learning Center from January 1 through June 30; and Plum Creek (Denver area) Learning Center from June 1 through June 30. Of the $73,538 of total revenue in the six months ended June 30, 1997, $35,160 consisted of revenues from sales of products and services such as equipment and certification of golf instructors compared to $ of product sales in the six months ended June 30, 1998.

          COST OF REVENUE. Cost of revenues in the six months ended June 30, 1997 was $8,274 or 11% of total revenue, compared to $113,567 or 48% of total revenue in the six months ended June 30, 1998. [Cost of revenue consists primarily of instructor salaries. The increase in cost of revenue as a percentage of total revenue in 1998 was due primarily to hiring of instructors for the Company's new sites, which operated below capacity. Opening of several sites was delayed, and revenue at open sites was negatively impacted, by the effects of an unusually wet winter in January, February and March 1998. See "Seasonality."

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.   Selling, general and
administrative expenses, consisting primarily of marketing and advertising expenses, expenses associated with recruiting and training P.R.O.'s Destination Golf School and Learning Center site managers and instructors, salaries for administrative, sales and marketing staff, and rent at the Company's headquarters, increased from $286,635 for the six months ended June 30, 1997 to $812,977 for the six months ended June 30, 1998. The increase was due primarily to expenses associated with recruiting and training instructors for the new sites, expenses associated with opening the new sites and rent at the new sites. The Company believes that its long-term cost structure will be more advantageous with site rentals based on fixed fees, and signed its new leases on this basis. However, the Company is currently operating below capacity at all of its sites. The Company determined to lower its short-term cost structure by renegotiating the rent for its summer sites to a per-student rent. Although this decreases the Company's fixed costs, if student volume is increased at the sites with per student rents, the Company's costs could actually be higher at those sites than at sites with fixed rents. The Company made a strategic decision to renegotiate the rent at its summer sites but not its winter sites because the Company hopes to have received financing that will allow it to engage in its planned advertising campaign by the fall. The Company hopes that engaging in the planned advertising campaign would allow volume at its winter sites to be sufficient to support the fixed fee rents. However, there can be no assurance that financing will be received in time to engage in such advertising campaign in time to achieve sufficient volume at the winter sites to offset the fixed fee rents, or that such advertising campaign, if begun, will result in increased student volume.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Results for the year ended December 31, 1997 reflect the operation of the Keystone Destination Golf School for three months and the Wildfire Destination Golf School for four months. Results for the year ended December 31, 1996 reflect the Company's live test of its instructor certification program to produce data regarding its marketability and franchising methods. As a result of the change in the nature of the Company's operations from period to period, the comparison between the 1997 and 1996 periods may not necessarily be meaningful.

     Total revenue for 1997 was $119,072 as compared to $188,455 for 1996. Revenue in 1997 was derived primarily from the operation of P.R.O. Destination Golf Schools at Keystone and Wildfire, for three and four months respectively. Revenue in 1996 was derived primarily from instructor certification program.

     Cost of revenue was $95,545 or 80.2% of sales in 1997, compared to $7,251 or 3.8% of sales in 1996. Cost of revenue in 1997 related to revenue from Destination Golf Schools and consisted primarily of site rental fees and instructor salaries. Cost of revenue in 1996 related primarily to revenue from the instructor certification program, a classroom program which was conducted in the Company's headquarters at no additional facilities cost. Costs of this program were primarily instructor salaries and program materials.

     Selling, general and administrative expenses, consisting primarily of marketing and advertising expenses, expenses associated with recruiting and training P.R.O.'s Destination Golf School and Learning Center site managers and instructors, salaries for administrative, sales and marketing staff, and rent at the Company's headquarters. Selling, general and administrative expenses increased to $678,214 in 1997 from $366,496 in 1996, an increase of 85%. These expenses were greater in 1997 because the Company was in the process of identifying sites for its Destination Golf Schools and Learning Centers, establishing sites, training staff for the new sites and advertising its new facilities. These start-up costs of establishing these new facilities are incurred in advance of advertising the sites and booking students into the sites. Having established an infrastructure for its Destination Golf School and Learning Center operations, management believes that the Company can now achieve economies of scale in certain of its operations, in particular advertising, student bookings and billing.

LIQUIDITY AND CAPITAL RESOURCES

     The cash requirements of funding P.R.O.'s operations and expansion have exceeded cash flow from operations. The Company has satisfied its capital needs primarily through debt and equity financing. The Company continually explores raising additional capital through such means. The Company has an agreement with an entity controlled by a member of its Board of Directors under which such entity will subscribe for any Shares not otherwise subscribed for in the Offering. See "CERTAIN TRANSACTIONS --Weiner Subscription Agreement."

     The Company's outstanding long-term indebtedness as of June 30, 1998 of $252,500 bears interest at a fixed rate of 12% and is due in 2002. Such indebtedness is convertible into Common Stock of the Company at a rate of $1.43 per share. Such indebtedness may be prepaid by the Company upon 30 days' notice. The Company intends to call such indebtedness for prepayment promptly after completion of the offering. The Company also has $250,000 in short-term debt outstanding pursuant to bridge loans extended by private investors. Such loans bear interest at a rate of 8% per annum and are repayable from the proceeds of the Offering.

     The Company believes that the proceeds of the Offering in conjunction with its existing cash balances and anticipated cash from operations, will be sufficient to meet the Company's current working capital needs for at least the next twelve months. However, there can be no assurance that the Company will not need to raise additional capital sooner, particularly to take advantage of any expansion opportunities that may become available. In such event, there can be no assurance that additional capital will be available at all, at an acceptable cost or on a basis that is timely to allow the Company to finance any such opportunities.

SEASONALITY

     Throughout much of the U.S., the golf business is seasonal, operating primarily in the summer and additionally in the spring and fall. However, in much of the Southern U.S., golf is played either year-round or all year except for the summer. This is primarily due to an outdoor playing season limited by inclement weather or excessive heat. The Company believes that business at its Destination Golf Schools will be seasonal with increased activity in the winter as students take winter vacations to warm weather destinations, and decreased activity in the summer. In particular, the Company expects decreased revenues from Destination Golf School operations in May and September each year. The Company closes down many of its warm weather sites in May, with the staff of those sites moving to a summer site, and closes its summer sites in September with the staff returning to their warm weather sites. In each case, there is expected to be a one week lag between when one site closes and the other site opens. For example, the Company's site manager and certified instructors for Wildfire will generally move to Keystone for the summer and the staff from Rhodes Ranch in Las Vegas will move to Lake Okoboji, Iowa for the summer. The Company is currently in the process of negotiating a Destination Golf School site in Myrtle Beach, South Carolina, and expects to staff that facility, if opened, with the staff of its Huff House, New York facility. Of the Company's eight current Destination Golf Schools, three facilities will close during the summer (Phoenix, Tucson and Las Vegas), two will be open only during the summer (Keystone and Lake Okoboji, Iowa), one site will be open for five months from late spring to early fall (Huff House, New York) and the remaining two will be open year-round (San Diego and St. Petersburg). Also, the Company's operations are subject to the effects of inclement weather from time to time even during the seasons that they are open. In particular, in January and February 1998, the Company's facility in Phoenix was closed for an unusually high number of days and the opening of the Company's facilities in San Diego and St. Petersburg were delayed due to the effects of El Nino. The timing of any new facility openings, the seasons any such facilities are open, the effects of unusual weather patterns and the seasons in which students are inclined to attend golf schools are expected to cause the Company's future results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons will not necessarily be meaningful and should not be relied on as indicative of future results. In addition, the Company's business and results of operations could be materially adversely affected by future weather patterns that cause its sites to be closed, either for an unusually large number of days or on particular days on which the Company had booked a special event or a large number of students. Because most of the students at the Company's Destination Golf Schools attend the school on vacation, the student may not be able to or interested in rescheduling attendance at one of the Company's sites. As a result, student-days lost to inclement weather may truly represent a loss, rather than merely a deferral, of revenue. See "RISK FACTORS--Seasonality; Risk of Inclement Weather."

IMPACT OF THE YEAR 2000

     The Company has been informed by substantially all of its business application software suppliers that their software is Year 2000 compliant. The software from these suppliers is used in the Company's financial, reservation processing and administrative operations. Accordingly, the Company expects that the advent of the millennium will have no adverse effect on its business, operating results and financial condition. However, there can be no assurances that Year 2000 problems will not occur with respect to the Company's computer systems. The Year 2000 problem may affect other entities with which the Company transacts business or on which students of its golf schools depend, such as airlines and hotels. The Company cannot predict the effect of the Year 2000 problem on such entities or its consequent impact on the Company.

                                      BUSINESS
THE COMPANY

     Proformance Research Organization, Inc. ("P.R.O." or the "Company") earns revenue from three sources: (1) providing golf instruction services, both to recreational golfers wishing to improve their game and to golf instructors wishing to maintain accreditation with the Professional Golf Association of America (the "PGA") and (2) sales of golf related products such as instructional materials and golf equipment, either produced by the Company or as a reseller of products produced by third parties and (3) training of golf instructors for teaching and certification. P.R.O. provides golf instruction through three primary avenues - (1) golf schools located at independent resorts, to which students generally travel for intensive 2-5 day programs ("Destination Golf Schools"), (2) franchised learning centers designed to cater primarily to local clientele for hourly lessons ("Learning Centers") and (3) training of golf instructors for teaching certification, which training is conducted at P.R.O. headquarters, Destination Golf Schools and Learning Centers. P.R.O. currently has eight Destination Golf Schools under contract for full or partial year operation, six of which are currently operating and two of which are scheduled to open in the fall of 1998. In addition, P.R.O. is currently operating two Learning Centers. P.R.O. leases the facilities for its Destination Golf Schools at existing golf courses or resorts. This arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality. P.R.O. currently markets its own Player's Edge system line of instructional video tapes and booklets, tied to the curriculum taught at its Destination Golf Schools and Learning Centers. In addition, P.R.O. recently signed an agreement to market, on a non-exclusive basis, the FILA line of golf clubs, bags, hats, gloves and umbrellas.

     P.R.O. believes that it is distinguished from its competitors on the basis of the quality of its facilities, its unique curriculum, and its experienced management team and staff. P.R.O.'s curriculum is geared toward the marketing premise that ideas accepted on the professional golf tours are accepted by recreational golfers. The basis of P.R.O.'s curriculum is physical fitness and focus on the mental approach to the game, which the Company believes are currently popular among golfers on the professional tours.

INDUSTRY BACKGROUND

     The National Golf Foundation, a non-profit golf research organization (the "NGF") conducted a survey study of golfers in the United States in 1996. According to this study, there were approximately 26.5 million golfers in the United States age 12 and over, compared with 19.9 million golfers in 1986, an increase of 33%. Approximately 12 million of these golfers are between the age of 18 and 39, 5.0 million are between age 40 and 49 and 6.5 million were over age 50. Approximately 5.6 million U.S. golfers are "avid" golfers, defined as those who play at least 25 rounds of golf per year. Today's typical golfer is male, 39 years old, has a household income of $63,300 and plays 21 rounds per year. In 1996, golfers spent about $15.1 billion on equipment, related merchandise and playing fees, compared to $7.8 billion in 1986. Non-golfers spent an additional $1.25 billion on golf-related items in 1996.

STRATEGY

     The Company believes that the three most important criteria used by golfers to select a school are: (1) location, (2) price, and (3) product. Key elements of P.R.O.'s strategy are (1) to increase the number of its Destination Golf Schools and Learning Centers in the U.S., (2) to stimulate demand for its instructor training and certification program, (3) to expand the products available for the Company to market, through marketing arrangements with independent golf product manufacturers, (4) to expand, through one or more majority-owned subsidiaries, into golf course management and development and
(5) to expand its
business into new geographic territories. There can be no assurances that the Company will be able to successfully execute its strategy.

     INCREASE THE NUMBER OF ITS DESTINATION GOLF SCHOOLS AND LEARNING CENTERS. The Company believes that the most important consideration for a golfer deciding which golf school to attend is location. The Company believes that it can attract more students by offering more locations. In expanding to new locations, the Company intends to add sites that are consistent with its current high quality of facilities. The Company intends to maintain a relatively low overhead cost structure by negotiating site contracts with rent based on the number of students attending the school. The Company believes that its existing student booking and billing operations can service a substantial increase in volume of students, and that economies of scale can be achieved in advertising and other marketing expenses as new sites are added. The Company currently has eight Destination Golf Schools and two Learning Centers under contract. The Company has incurred significant expenses for site development, personnel and advertising relating to these sites. The Company has attempted to locate its sites in different geographic regions with varying golf seasons, which the Company hopes will reduce the effect of seasonality on its business.

     STIMULATE DEMAND FOR ITS INSTRUCTOR TRAINING AND CERTIFICATION PROGRAM. The Company is attempting to gain brand name recognition of its instructor training and certification program. In addition to gaining revenues from training golf instructors, the Company intends to maintain a certified instructor membership program with a one-time membership fee plus annual dues, designed to help PGA-certified professionals maintain their PGA accreditation.

     EXPAND THE PRODUCTS AVAILABLE FOR THE COMPANY TO MARKET. In addition to marketing its own line of golf instructional products, the Company recently entered into a non-exclusive agreement with Renaissance Golf Products, Inc. to market the FILA brand of golf clubs, bags, hats, gloves and umbrellas through its Destination Golf Schools and Learning Centers. The Company intends to seek additional golf-related products to market through these channels.

     EXPAND INTO GOLF COURSE MANAGEMENT AND DEVELOPMENT. The Company recently established PRO Property, Inc. ("PPI") as a subsidiary to pursue opportunities in golf course management and development. The Company's strategy is to exploit its knowledge and expertise in the golf business by exploring new lines of business, such as managing existing golf courses owned by third parties and development of new golf courses under lease agreements on land owned by third parties. Any such facilities could serve as sites for additional Destination Golf Schools or Learning Centers. The Company intends to conduct this business through one or more majority-owned subsidiaries with stock ownership offered to management responsible for the site. In addition, financing of any such opportunities may require debt or equity financing at the subsidiary level. See "BUSINESS--Golf Course Development and Management Strategy."

     EXPAND ITS BUSINESS INTO NEW GEOGRAPHIC TERRITORIES. The Company intends to establish Destination Golf Schools or Learning Centers at additional sites within the U.S. and at appropriate sites outside the U.S. The Company currently has an agreement with Sunkyong U.S.A. to represent P.R.O. in the Republic of Korea on an exclusive basis and to make introductions throughout the Pacific Rim on a non-exclusive basis, for Destination Golf School, Learning Center franchising and product sales opportunities. See "--International Operations."

THE P.R.O. SCHOOLS

     P.R.O.'s strategy is to operate its Destination Golf Schools at high-quality existing resorts that have golf facilities. P.R.O. currently has eight Destination Golf Schools and two Learning Centers under contract for operation during all or portions of each year. Following is a list of the Company's sites and sites under development, along with the date the site became available to students and the season the site is open. Fees for Destination Golf Schools are paid in advance and range from $364 for a 2-day school (excluding lodging) at Brooks Golf Club at Lake Okoboji, Iowa, to $1,392 for a 4-day school (including lodging) at Wildfire Golf Course at Desert Ridge in Phoenix, Arizona. Fees for Learning Centers are based on private instruction and range from $47.00 to $100.00 per lesson.

Site Name                 Address                  Date Opened   Season          Lease Expires
---------                 -------                  -----------   ------          -------------
 DESTINATION GOLF SCHOOLS
 Keystone Ranch Resort    Keystone Ranch Resort    June 1997     Mid-May to      June 2000
                          Keystone, Colorado                     mid-September
 Wildfire Golf Course at  5225 East Pathfinder     September     Mid-September
 Desert Ridge             Phoenix, Arizona         1997          to mid-May
 Carlton Oaks Country     9200 Inwood Drive        March 1998    Year Round      March 2001
 Club                     Santee, California
                          (San Diego area)
 Rhodes Ranch             7881 South Durago        March 1998    Mid-September   March 2001
                          Drive                                  to mid-May
                          Las Vegas, Nevada
 Brooks Golf Club         1405 Highway 71          June 1998     Mid-May to      June 2001
                          Lake Okoboji, Iowa                     mid-September
 Huff House               100 Lake Anawanda Road   June 1998     May to October  June 2001
                          Roscoe, New York
                          (Catskills Mountains)
 Omni Tucson National*    2727 W. Club Drive       October       Mid-September   September 2001
                          Tucson, Arizona          1998*         to mid-May
 Bardmoor Golf Club*      7919 Bardmoor            October       Mid-September   September 2001
                          Boulevard                1998*         to mid-May
                          Largo, Florida
                          (St. Petersburg area)
 LEARNING CENTERS
 Scottsdale Learning      8111 E. McDonald         January 1998  Year Round      January 1999
 Center                   Scottsdale, Arizona
 Plum Creek Golf &        311 Players Club Drive   June 1998     April to        January 1999
 Country Club             Castle Rock, Colorado                  September


* Site under contract but not yet open; date indicates planned opening date.

     Wildfire Golf Course at Desert Ridge is owned by Crown Golf Properties, Inc. ("Crown"), which owns or operates 30 golf facilities worldwide. P.R.O. has also contracted to open a site at Crown's Bardmoor Golf Club facility in St. Petersburg, Florida and is currently in negotiation with Crown to open golf schools at additional Crown sites. P.R.O. expects to open a golf school at the Crown site in Aspen,

Colorado in July 1998, which would operate in the summer only. In addition, P.R.O. is currently in negotiation with other golf resort owners to open additional Destination Golf Schools in Myrtle Beach, South Carolina; Mesquite, Nevada; Palm Springs, California and San Francisco, California. Through expansion of its relationship with Crown, opening Destination Golf Schools at facilities in the U.S. or abroad owned by other parties, and potential acquisitions of existing golf schools, the Company currently plans to expand to as many as 60 total sites within the next five years. There can be no assurances that P.R.O. will be able to identify and enter into contracts with any additional sites.

     P.R.O. contracts with the owners of each facility to provide a golf school at the existing golf facility in exchange for rent. Certain golf facilities prefer to outsource the golf school function rather than be responsible for the overhead of establishing, maintaining and marketing a golf school, and to date the Company has had success in negotiating site agreements with ten facilities. In addition, P.R.O.'s operation of a golf school at an existing facility provides the facility with higher visibility through P.R.O.'s advertising efforts and additional revenue through guest nights, rounds of golf, meals, merchandise and other purchases by P.R.O. golf school students. Due to this mutually-beneficial arrangement, the rent charged P.R.O. for using the facilities has been relatively low, allowing P.R.O. to maintain low operating costs while offering its students high-quality facilities. In addition, this arrangement permits P.R.O. to offer first rate golf facilities at relatively low facilities cost and enables P.R.O. to take advantage of the course's or resort's marketing efforts, visibility and facility quality without incurring the enormous capital requirements and advertising budgets needed to establish, maintain and market such facilities. Initially, the Company entered into leases that provided for fixed monthly rental. The Company has restructured most of its leases to provide for rent based on the number of students attending schools at the site, thereby reducing the Company's fixed expenses. There can be no assurances that the Company will continue to enter into variable rent leases.

P.R.O. LEARNING CENTERS

     In contrast to Destination Golf Schools, which are located at independent resorts with golf courses, Learning Centers are located or proposed to be located at other independent sites where golf instruction might be available, such as driving ranges, golf equipment stores and golf courses oriented to a local clientele. P.R.O. currently operates two Learning Centers. In the U.S., P.R.O. intends to lease and operate Learning Centers, but internationally intends to franchise locally-owned and operated Learning Centers. Management believes that, in addition to receiving direct revenue from Learning Centers, an increased local presence from Learning Centers would increase the visibility of its name and curriculum and result in referrals to its Destination Golf Schools. To encourage such referrals, P.R.O. may pay a referral bonus to Learning Center staff for referred students who attend Destination Golf Schools.

THE P.R.O. SCHOOLS

     P.R.O.'s schools have been recognized by the PGA of America, which allows P.R.O. to employ, and in turn offer instruction by, PGA-accredited teachers. At its Destination Golf Schools and Learning Centers, P.R.O. instructors teach a system developed by Dave Bisbee that combines instruction in all areas of golf technique with instruction in mental aspects of the game and physical conditioning to improve play. Instructors assess the student's skill level and learning style, developing a personal golfer profile for individualized instruction. At P.R.O. Destination Golf Schools, access to a golf course on site is included in each 2-, 3- or 4-day package.

INSTRUCTOR CERTIFICATION

     In addition to providing instruction for recreational golfers, P.R.O. has developed an instructor certification program to enable instructors to fulfill in part their annual accreditation requirements to maintain PGA of America membership. Instructor certification involves a 4-day in-depth workshop to become certified in P.R.O.'s system. Upon completion of the training, the participant becomes certified as a P.R.O. Certified Instructor. The fee for this training is $5,000 and is paid in advance. Once certified, the Certified Instructor automatically becomes eligible to distribute P.R.O. instruction-related products and services, receives commissions for referring students to Destination Golf Schools and may be contracted with to teach in P.R.O. schools. The cost of membership in P.R.O.'s Certified Instructor program is a $5,000.00 initiation fee and $1,000.00 in annual dues to be paid semi-annually.

PRODUCT SALES

     In addition to golf instruction services, P.R.O. sells its own line of Player's Edge system golf instructional videos, books and training aids. A key component of P.R.O.'s strategy for growth is to expand into marketing of golf-related products for independent manufacturers. P.R.O. has recently signed a three-year non-exclusive distributor agreement with Renaissance Golf ("Renaissance") granting P.R.O. distribution rights to the FILA line of golf goods including but not limited to golf clubs (the "FILA Agreement"). Under the FILA Agreement, P.R.O. has non-exclusive distribution rights in connection with its Destination Golf Schools, Learning Centers and certified instructors, as well as the rights to appoint sub-distributors at such facilities.

INTERNATIONAL OPERATIONS

     On May 6, 1997, P.R.O. signed a five-year agreement with Sunkyong U.S.A. (the "Sunkyong Agreement"), under which Sunkyong U.S.A. agreed to represent P.R.O. in the Republic of Korea ("South Korea") on an exclusive basis and to provide introductions to parties on a non-exclusive basis throughout the Pacific Rim relating to product sales, Learning Center franchises and Destination Golf School opportunities at sites in the Pacific Rim. Details with respect to each site and fees to be paid to Sunkyong U.S.A. are to be negotiated on a site-by-site basis. The Sunkyong Agreement provides that Sunkyong U.S.A. has the option to purchase up to 10,000 shares of P.R.O. common stock at a price of $5.00 per share for each Destination Golf School site, up to 32 sites in total. Sites are subject to Company approval. If all 32 sites are opened within the 5-year term of the Sunkyong Agreement, the Company may be obligated to issue 320,000 additional shares of common stock. P.R.O. intends to contract with other companies to introduce additional products to Sunkyong U.S.A. for them to identify potential marketers of such products. Several companies have already communicated to the Company their desire to access distribution in the Pacific Rim.

     However, due to the current business and financial conditions in Asia generally and South Korea in particular, the Company has done no significant business to date under the Sunkyong Agreement, and expects to do no significant business under that agreement until such time as Asian business and financial conditions improve. No assurance can be given as to when that recovery will occur or that P.R.O. will have any significant operations in Asia in the foreseeable future.

GOLF COURSE DEVELOPMENT AND MANAGEMENT STRATEGY

     A key component of the Company's expansion strategy is to enter into the business of developing and managing golf facilities, such as courses and driving ranges. In addition to receiving management fees at any such facilities, the Company may be able to locate Destination
Golf Schools or Company-managed Learning Centers at any such facilities. The Company, through PPI, is currently in negotiation with owners of two sites who intend to develop golf courses on such sites, for management of the golf course. There can be no assurance that the Company will be successful in its negotiations relative to these sites or any future sites, or, if successful, when such sites will become operational. The golf course development and management business involves significantly greater capital requirements than the Company's current instruction and product marketing lines of business.
There can be no assurance that such capital will be available to the Company at all, at an acceptable cost or on a basis that is timely relative to the schedules of particular projects. If the Company is unable to raise capital, through debt or equity markets, at appropriate times and acceptable costs, the Company may be unable to take advantage of any available development and management opportunities. If the Company is able to raise capital, shareholders may suffer dilution of their ownership.

MARKETING

     P.R.O. markets its products and services primarily through advertising campaigns in various media. To date, P.R.O. has had a limited marketing budget. A key component of P.R.O.'s strategy is to use the proceeds of the Offering for an expanded advertising campaign to stimulate additional awareness and recognition of P.R.O. and its services and products. P.R.O.'s marketing department has conducted research on the circulation, reader characteristics and editorial content of various golf publications. P.R.O.'s advertising and article placement strategy is intended to provide national exposure, credibility and demand in the golf market. P.R.O.'s marketing strategy is planned to be broad based, combining advertising in golf publications, such as Golf Digest, with cross over advertising in other media intended to reach targeted demographic and psychographic groups. These media include high-end business and travel publications as well as electronic media. In addition, the Company hopes to take advantage of the marketing efforts of Renaissance, FILA and the operators of its Destination Golf School sites, as well as any future strategic alliances to expose P.R.O. to a wider audience at no cost to the Company.

     A part of P.R.O.'s marketing execution strategy is to contact publications with articles of interest to the golfing public. As an example, the February 1997 issue of Golf Illustrated featured an article on the "Player's Edge" Instructional System, including the mental and physical programs, by Dave Bisbee, the Executive Director of P.R.O.

     The Company believes that, historically, recreational golfers have accepted and adopted ideas used on the professional golf tours. The Company intends to market its schools by keying on the physical and mental components of its curriculum in conjunction with the widespread use of fitness vans that now travel with the PGA Tour and the fact that many PGA Tour professionals now use sports psychologists as part of their normal preparation. In addition, P.R.O. is currently in discussion with a number of PGA Tour professionals to find one or more spokesmen for the Company. There can be no assurance that the Company will be able to engage a PGA Tour professional to act as a spokesman. In addition, the Company expects that engaging a PGA Tour professional would involve significant compensation to such individual, in the form of cash, stock, options, or other compensation.

     One target of P.R.O.'s marketing efforts relating to its Destination Golf Schools is executive training programs for the corporate market. P.R.O. has created incentive packages for corporations to reward performance, entertain clients or as incentives for sales projects. P.R.O. has conducted 30 such programs to date, with an average attendance of 10 people.

INTELLECTUAL PROPERTY

     The Company owns the registered trademarks P.R.O. and Proformance Research Organization. In addition, the Company has licensed the rights to use Player's Edge, Physical Edge, Mental Edge, CGT, GGTA and P.A.R. System, which are registered trademarks owned by SSI. See "CERTAIN TRANSACTIONS--Sports Solutions, Inc. License."

COMPETITION

     The golf instruction market is highly fragmented, with lessons available at a vast number of local golf courses, driving ranges and golf shops, as well as a large number of destination golf schools. The Company's Destination Golf Schools and Learning Centers compete with all of these sources of golf instruction. Shaw Guides, an Internet travel information source that compiles golf instruction facilities lists hundreds of different sources of golf instruction in the U.S. Many of the local sites with which P.R.O.'s schools compete have greater local name recognition and resources than the Company. P.R.O.'s Destination Golf Schools compete with several destination golf schools operated throughout the U.S., including John Jacobs Golf Schools, David Leadbetter Golf Academy, Nicklaus/Flick Game Improvement, Arnold Palmer Golf Academy and Golf Digest Schools. Many of the schools with which the Company's Destination Golf Schools compete have greater resources, a larger number of sites, more prestigious locations or affiliations with well-known and respected golfers or golf instructors than the Company. For example, John Jacobs Golf Schools has 30 schools and Golf Digest Schools offer instruction at 15 sites. While the Company's management believes that the Company's program is unique in its emphasis on the mental approach to golf and its emphasis on physical conditioning, there can be no assurances that the Company will be able to compete in the marketplace.

                                   PROPERTY

     The Company leases approximately 6,200 square feet of administrative, office and telemarketing space in Denver, Colorado through April 30, 2000. The Company believes that this property will be sufficient to meet its needs for the duration of the lease.

                                  EMPLOYEES

     The Company currently has 20 full-time and 8 part-time employees. None of the Company's employees is represented by a labor union. The Company believes that its relationship with its employees is good.

           DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, their positions and ages are as follows:

     Name                     Age       Positions
     ----                     ---       ---------
     William D. Leary         40        President, Treasurer and Director
     Robert B. Lange          72        Director
     John C. Weiner           70        Director


     The Company's bylaws provide for a Board of Directors ranging from 1 to 9 members, with the exact number to be specified by the Board. The number is currently fixed at 3 directors. All directors hold office until the annual meeting of stockholders next following their election, and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

     There are no family relationships between any directors or executive officers of the Company. Directors of the Company receive no compensation to date for their service as directors. Set forth below are brief descriptions of recent employment and business experience of the Company's officers and directors.

     William D. Leary. From January 1993 until the present time, Mr. Leary has been the President of the Company. From May 1986 until January 1993, Mr. Leary was the President and CEO of the Innova Corporation, a golf distribution company. Mr. Leary was employed as a linebacker by the Denver Broncos of the National Football League from May 1983 to December 1984. From January 1985 through May 1986, Mr. Leary was rehabilitating from an injury that ended his football career and was employed as a golf teaching professional in the United States, Japan, Austria and Switzerland. Mr. Leary graduated with a B.S. in general education from Mesa College, Grand Junction, Colorado in May 1983.

     Robert B. Lange. From 1955 to 1972, Mr. Lange was employed as President and CEO of Lange Ski Boot. Mr. Lange sold Lange Ski Boot in 1970, and since that time has been working as an independent consultant. Mr. Lange graduated with a BA degree in Economics from Harvard University in the spring of 1949 and earned his MBA from SMU in 1951.

     John C. Weiner. Mr. Weiner has been a director of the Company since 1995. Since 1982, Mr. Weiner has been Chairman of the Board of JCW Investments, Inc. and JCW Ventures. From 1971 to 1982, Mr. Weiner was founder and President of Trident Investment Management, Inc., a public and private pension and other investment account management service. Mr. Weiner sold Trident Investment Management to Pacific Inland Bancorp in 1982. From 1956 to 1969, Mr. Weiner was employed by Moody's Investors Service, serving as President and Chief Executive Officer from 1966 until 1969. Mr. Weiner studied engineering at Westminster College and Yale University from 1945 to 1946; received a B.A. in pre-med and finance from Ripon College in 1948; received a B.S. in finance and economics from the University of Chicago in 1950; and studied finance at Northwestern University from 1950 to 1952.

KEY EMPLOYEES AND CONSULTANTS

     In addition to the foregoing directors and officers, the following individuals are key employees of or consultants to the Company.

     Dave Bisbee. Mr. Bisbee has been Executive Director of the Company since July 1996. Prior to joining the Company, Mr. Bisbee created and directed golf schools that were recognized by the PGA, and developed certain products and approaches that form the basis for the Company's products, including the "Player's Edge" mental profile and video series. See "CERTAIN TRANSACTIONS--Sports Solutions, Inc. License."

     Charles "Vic" Kline. Mr. Kline is a current and two-time Director of the PGA. Mr. Kline is currently on the PGA Properties Committee of the PGA. He is also a five-time Colorado PGA Section President and five-time Player of the Year. Mr. Kline is a past Colorado Open and Rocky Mountain Open champion. Mr. Kline has agreed to join the Company's Board of Directors upon completion of the Offering.

     Dr. Art Dickinson. Dr. Dickinson is a past Sports Medicine Supervisor of the United States Olympic Team, and is a past department head and professor of exercise physiology and biomechanics at the University of Colorado. His professional associations include: Past President, Rocky Mountain Region, College of Sports Medicine; National Football League.

                             CERTAIN TRANSACTIONS

     WEINER SUBSCRIPTION AGREEMENT. On July 15, 1998, the Company entered into a binding Subscription Agreement (the "Weiner Subscription Agreement") with Proformance Research Organization/Weiner, Inc. ("PROW"). John C. Weiner is President and the sole shareholder of PROW and is a director of the Company. Under the Weiner Subscription Agreement, PROW agreed, on or before the final day of the Offering, to subscribe for and purchase all Shares not otherwise subject to subscriptions accepted by P.R.O. as of such date pursuant to the Offering.

     SPORTS SOLUTIONS, INC. ("SSI") LICENSE.   Dave Bisbee owns 50% of the
capital stock of SSI and is a key employee of the Company. In exchange for a minimum of $10,000.00 per year of SSI services, P.R.O. has a non-exclusive Licensing Agreement with SSI to represent the "Mental Edge-TM-" video. In addition, P.R.O. has a Distribution Agreement with Dave Bisbee to represent the teaching curriculum, the "Player's Edge-TM-" for an indefinite period.

     LEARY EMPLOYMENT AGREEMENT. The Company and William D. Leary, an officer and director of the Company, entered into an Employment Agreement dated July 1, 1998 (the "Employment Agreement"). The Employment Agreement is for a five-year term and provides for salary to Mr. Leary in the amount of $120,000 annually. Under the Employment Agreement, Mr. Leary is prohibited from competing with the Company for a period of one year from the date of termination of Mr. Leary's employment.

     All ongoing and future transactions between the Company and officers, directors or 5% shareholders will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties, and all such transactions (including forgiveness of any loans) will be approved by a majority of the independent, disinterested members of the Company's board of directors.

                            EXECUTIVE COMPENSATION

     The Company does not have any employment contracts with any of its officers or directors, except for Mr. Leary. Such persons are employed by the Company on an at will basis, and the terms and conditions of employment are subject to
change by the Company.    Mr. Leary, the Company's chief executive officer, did
not receive any cash compensation and was not granted any stock options for the 1997 fiscal year. He had no stock options at December 31, 1997.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding ownership by each officer and director, and all officers and directors as a group, as well as all persons who own greater than 5% of the Company's outstanding shares, as of the date of this Prospectus, and as adjusted to reflect the issuance of the Common Stock offered hereby (assuming sale of the maximum number of Shares):

                                                           Percentage of Shares
                                                         Beneficially Owned(2)(3)
                                                         ------------------------
5% Beneficial Owners, Directors          Number of Shares   Prior to    After
and Named Executive Officers(1)         Beneficially Owned  Offering   Offering
-------------------------------         ------------------  --------   --------
William D. Leary(4). . . . . . . . . .        960,202         26.2%     20.6%

Leah Leary(5). . . . . . . . . . . . .        946,202         25.8      20.3
Bill Childs. . . . . . . . . . . . . .        486,500         13.3      10.4
Robert B. Lange. . . . . . . . . . . .        154,000          4.2       3.3
John C. Weiner(6). . . . . . . . . . .         42,000          1.1       0.9
All executive officers and directors
 as a group (3 individuals)(7) . . . .      2,052,404         56.1      44.0


     (1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of the persons in this table is as follows: c/o Proformance Research Organization, Inc., 5335 West 48th Avenue, Denver, Colorado 80212.

     (2) Based on 3,661,445 shares of Common Stock outstanding on June 30, 1998 and 4,661,445 shares of Common Stock outstanding after this Offering. Does not include 175,175 shares issuable upon conversion of outstanding debt at June 30, 1998 or 72,500 shares issuable upon exercise of warrants outstanding at June 30, 1998.

     (3) Assumes no exercise of Placement Agents' over-allotment option. If the over-allotment option is exercised in full, the Company will sell an aggregate of 1,150,000 shares of Common Stock in the Offering.

     (4) Includes 50,000 shares owned by Sean Leary and Keenan Leary, minor children of William D. Leary and Leah Leary. Excludes 896,202 shares owned by Leah Leary, the wife of William D. Leary. William D. Leary has voting control over the shares owned by Leah Leary pursuant to a Voting Trust Agreement.

     (5) Includes 50,000 shares owned by Sean Leary and Keenan Leary. Excludes 910,202 shares owned by William D. Leary. William D. Leary has voting control over shares owned by Leah Leary pursuant to a Voting Trust Agreement.

     (6) Assumes sale of no shares pursuant to the Weiner Subscription Agreement. Up to 1,000,000 shares in the Offering could be sold pursuant to the Weiner Subscription Agreement. If all shares sold in the Offering are sold pursuant to the Weiner Subscription Agreement, John C. Weiner would beneficially own 1,042,000 shares, or 22.4% of the shares outstanding, after the Offering.

     (7) Includes 50,000 shares owned by Sean Leary and Keenan Leary and 896,202 shares owned by Leah Leary.

                         DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of the Offering, the Company will be authorized to issue up to 20,000,000 shares of Common Stock, par value $0.0001 per share, and up to 2,000,000 shares of Preferred Stock, par value $0.0001 per share.

COMMON STOCK

     As of June 30, 1998, there were 3,661,445 shares of Common Stock outstanding, which were held of record by approximately 117 stockholders (assuming conversion of all shares of Series A and Series B Preferred Stock, which conversion will occur automatically upon closing of the Offering). All of such shares are "restricted securities" within the meaning of Rule 144 under the Securities and are subject to limitations on resale imposed by Rule 144. In addition, holders of certain of such shares have agreed not to sell their shares for a period of 15 months after the date hereof. See "SHARES ELIGIBLE FOR
FUTURE SALE."       There will be 4,661,445 shares of Common Stock outstanding after giving effect to the sale of Common Stock offered to the public by the Company hereby. In addition as of June 30, 1998, 175,175 shares of Common Stock were issuable upon conversion of long-term debt (at the election of the holders thereof) and there were outstanding warrants to acquire 72,500 shares of Common Stock at a weighted-average exercise price of approximately $4.90 per share.

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company does not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders.
See "DIVIDEND POLICY." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     Effective upon the closing of the offering and pursuant to the Company's Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock after consummation of the Offering.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,
(iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or
(v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LISTING

     Application has been made to have the Common Stock approved for quotation on the Nasdaq Small Cap Market under the symbol "PROO."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Corporate Stock Transfer. Its address is Corporate Stock Transfer, Republic Plaza, 370 17th Street, Suite 2350, Denver, Colorado 80202-4614 and its telephone number is (303) 595-3300.

                             PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered on a best efforts basis by Global Financial Group, Inc. (the "Placement Agents") as the Company's exclusive selling agent. The Placement Agents will receive a selling commission equal to 10% of the initial public offering price for all Shares sold by the Placement Agents, and a non-accountable expense allowance equal to 3% of the initial public offering price for all Shares sold in the Offering. In addition, the Placement Agents will receive warrants to purchase a number of shares equal to 10% of the number of Shares sold in the Offering, at an exercise price of $6.00 per Share, expiring 5 years from the date of sale. The Placement Agents may syndicate the Shares through certain securities dealers at the initial public offering price less a selling concession to be negotiated between the Placement Agents and any such dealer and to be paid by the Placement Agents out of the foregoing compensation.

     Bank Windsor of Minneapolis, Minnesota will hold subscribers' funds in an interest-bearing escrow account until the closing of the Offering. Upon consummation of the Offering, interest will be used to pay the expenses of the escrow account. Any remaining interest will be remitted to the Company. Upon termination of the Offering, subscribers will receive from Bank Windsor return of their funds along with interest earned on their funds from the date of deposit to the date of such termination.

     Prior to this Offering, there has been no public market for the Shares. The initial public offering price was determined by the Company and the Placement Agents based on several factors, including prevailing market conditions, the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     The Company has agreed to indemnify the several Placement Agents against such certain liabilities, including liabilities under the Securities Act of 1933.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock after this Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the future sale of equity securities. Upon completion of this Offering the Company will have approximately 4,661,445 shares of Common Stock outstanding, based on the number of shares of Common Stock outstanding as of June 30, 1998. In addition, the Company will have outstanding warrants to purchase 72,500 shares of Common Stock, and 175,175 shares of Common Stock will be issuable upon conversion of certain long-term debt, at the election of the holders thereof. Pursuant to an agreement with Sunkyong U.S.A., the Company may also become obligated to issue up to 320,000 shares of Common Stock. See "BUSINESS--International Operations." Of the 4,661,445 shares to be outstanding after the Offering, the 1,000,000 shares offered hereby will be freely tradeable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used in Rule 144 under the Securities Act.

     The remaining 3,661,445 outstanding shares are "restricted securities" within the meaning of Rule 144. Of these shares, approximately 137,000 will be eligible for sale in the public market at the Effective Date. Beginning in December 1998, an additional approximately 99,000 of such restricted shares become eligible for sale in the public market upon expiration of the one year holding period under Rule 144. Beginning in March, April, May and June 1999, an additional approximately 24,500, 56,700, 66,150 and 39,200 of such restricted shares become eligible for sale in the public market upon expiration of the one year holding period under Rule 144. Beginning in July 1999, an additional approximately 39,200 shares issued after June 30, 1998 become eligible for sale in the pubic market upon expiration of the one year holding period under Rule
144. Upon the expiration of agreements not to sell shares entered into with the Company, 15 months after the date hereof, approximately 3,238,895 of such restricted shares will become eligible for sale subject to the provisions of Rule 144. Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "DESCRIPTION OF CAPITAL STOCK--Common Stock" and "RISK FACTORS--Shares Eligible for Future Sale."

                        REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
World Associates Inc.


We have audited the accompanying consolidated balance sheet of World Associates Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Associates Inc. and subsidiary as of December 31, 1997, and the results of its operations, and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern.

As shown in the consolidated financial statements, the company incurred a net loss of $692,998 for 1997 and has incurred substantial net losses for each of the past four years. At December 31, 1997, current liabilities exceed current assets by $169,137 and total liabilities exceed total assets by $491,228. These factors, and the others discussed in Note 12, raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.


Stark Tinter & Associates, LLC
Englewood, Colorado
May 1, 1998
Except for Note 10, dated July 30, 1998

                               WORLD ASSOCIATES INC.
                             CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31, 1997


                                      ASSETS

Current assets
  Cash                                                         $     4,761
  Due from officer (Note 4)                                         40,300
                                                               -----------
    Total current assets                                            45,061

Property and equipment - net of accumulated
 depreciation (Note 2)                                              17,881
Other assets                                                         5,168
                                                               -----------
                                                               $    68,110
                                                               -----------
                                                               -----------
                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
  Note payable, employee (Note 5)                              $    15,000
  Accounts payable                                                 126,626
  Accrued interest                                                  56,333
  Due to employees                                                   5,128
  Deferred revenue                                                  11,111
                                                               -----------
    Total current liabilities                                      214,198
                                                               -----------

Long term debt (Note 6)
  Note payable, stockholder                                         50,000
  Bonds payable - stockholders                                     235,000
  Bonds payable                                                      5,000
                                                               -----------
    Total long term debt                                           290,000
                                                               -----------

Other non-current liabilities
  Net liabilities from discontinued operations (Note 8)             55,140
                                                               -----------

Stockholders' (deficiency) (Note 7)
  Preferred stock, Series A, convertible,
   cumulative, no stated value, 500,000 shares authorized,
   116,900 shares issued and outstanding                           584,500
  Preferred stock, Series B, convertible, cumulative,
   no stated value, 500,000 shares authorized, 185,200
   issued and outstanding                                          212,800
  Common stock, no stated value, 10,000,000 shares
   authorized, 897,534 shares, issued and outstanding               82,095
  Accumulated deficit                                           (1,370,623)
                                                               -----------
    Total stockholders' deficiency                                (491,228)
                                                               -----------
                                                               $    68,110
                                                               -----------
                                                               -----------

          See accompanying notes to consolidated financial statements.

                                WORLD ASSOCIATES INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                            1997           1996
                                                         ----------      ---------
Revenue                                                  $  119,072      $ 188,455
Cost of revenues                                             95,545          7,251
                                                         ----------      ---------
Gross profit                                                 23,527        181,204
                                                         ----------      ---------

Operating expenses:
  Sales, general and administrative                         678,214        366,496
  Depreciation                                                3,616          1,211
                                                         ----------      ---------
    Total operating expenses                                681,830        367,707
                                                         ----------      ---------

Operating loss                                             (658,303)      (186,503)

Interest expense                                             31,632         20,229
                                                         ----------      ---------

Loss from continuing operations                            (689,935)      (206,732)

Discontinued operations:
  Loss from operations of Team Family segment,
    estimated to be disposed of on or before
    December 31, 1998 (Note 8)                                3,063         52,755

  Estimated loss on disposal of Team Family segment,
    including provision for operating losses of
    $6,125 during phase-out period (Note 8)                      --         89,517
                                                         ----------      ---------

Net Loss                                                 $ (692,998)     $(349,004)
                                                         ----------      ---------
                                                         ----------      ---------

Per share information:
  Weighted average shares outstanding                       868,188        835,484
                                                         ----------      ---------
                                                         ----------      ---------
  Loss per common share
    Loss from continuing operations                      $   (0.795)     $  (0.247)
    Loss from discontinued operations                         0.004          0.063
    Estimated loss on disposal of Team Family segment            --          0.107
                                                         ----------      ---------
Net loss per common share                                $   (0.798)     $  (0.418)
                                                         ----------      ---------
                                                         ----------      ---------

         See accompanying notes to consolidated financial statements.

                               WORLD ASSOCIATES, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                   FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                           ACCUMULATED
                                                       PREFERRED STOCK    PREFERRED STOCK    DEFICIT
                                    COMMON STOCK          SERIES A            SERIES B       (NOTE 5)      TOTAL
                                   ----------------   ----------------    ---------------- -----------   ---------
                                   SHARES   AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT
                                   -------  -------   ------  --------    ------  -------- -----------   ---------
Balance at January 1, 1996         811,499  $81,235   10,000  $ 50,000    55,000  $ 50,050 $  (328,621)  $(147,336)

Bonds converted to Stock                              10,000    50,000                                      50,000

Issuance of stock for cash                            11,000    55,000    80,000   100,000                 155,000

Stock issued in consideration
  for loans received (Note 7)        1,429       14                                                             14

Stock issued in consideration for
  services rendered (Note 7)        78,035      780                                                            780

Net Loss for 1996                                                                             (349,004)   (349,004)
                                   -------  -------   ------  --------   -------  -------- -----------   ---------

Balance at January 1, 1997         890,963   82,029   31,000   155,000   135,000   150,050    (677,625)   (290,546)

Bonds converted to Stock                              20,800   104,000    20,000    25,000                 129,000

Issuance of stock for cash                            63,850   319,250    30,200    37,750                 357,000

Stock issued in consideration for
  loans received (Note 7)            1,071       11                                                             11

Stock issued in consideration for
  services rendered (Note 7)         5,500       55    1,250     6,250                                       6,305

Net loss for 1997                                                                             (692,998)   (692,998)
                                   -------  -------  -------  --------   -------  -------- -----------   ---------

Balance at December 31, 1997       897,534  $82,095  116,900  $584,500   185,200  $212,800 $(1,370,623)  $(491,228)
                                   -------  -------   ------  --------    ------  -------- -----------   ---------
                                   -------  -------   ------  --------    ------  -------- -----------   ---------

         See accompanying notes to consolidated financial statements.

                            WORLD ASSOCIATES, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                     1997        1996
                                                                  ---------    --------
Cash flows from operating activities:
  Net loss                                                        $(692,998)   $(349,004)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization                                       3,616        1,211
Changes in assets and liabilities:
  (Increase) decrease in due from officer                           (37,796)       9,000
  Decrease in prepaid expenses                                        4,299           --
  Decrease in inventory                                                  --       89,517
  (Increase) in other assets                                         (1,855)          --
  Increase (decrease) in accounts payable                            99,882       (4,880)
  Increase in accrued interest                                       25,279       31,054
  Increase (decrease) in due to employees                            (1,364)       6,492
  Increase in deferred revenue                                       11,111           --
  Increase (decrease) in liabilities of discontinued operations     (17,836)      72,976
                                                                  ---------     --------
    Total adjustments                                                85,336      205,370
                                                                  ---------     --------
    Net cash (used in) operating activities                        (607,662)    (143,634)
                                                                  ---------     --------
Cash flows from investing activities:
  Purchase of fixed assets                                          (10,288)      (2,874)
                                                                  ---------     --------
    Net cash (used in) investing activities                         (10,288)      (2,874)
                                                                  ---------     --------
Cash flows from financing activities:
  Net proceeds from issuance of common stock                             65          482
  Net proceeds from issuance of preferred stock series A            429,500      105,000
  Net proceeds from issuance of preferred stock series B             62,750      100,000
  Proceeds from notes payable                                        65,000           --
  Payments on notes payable                                              --      (39,811)
  Proceeds from Bonds payable                                        60,081           --
  Payments on Bonds payable                                                      (13,848)
                                                                  ---------     --------
    Net cash provided by financing activities                       617,396      151,823
                                                                  ---------     --------
Net increase in cash                                                   (554)       5,315
Beginning-cash                                                        5,315           --
                                                                  ---------     --------
Ending - cash                                                     $   4,761     $  5,315
                                                                  ---------     --------
                                                                  ---------     --------
Supplemental Cash Flow Information:
  Non-cash Financing activities excluded above
    Preferred Stock, Series A issued for consulting services          6,000           --
    Common Stock issued for consulting services                       2,320        2,015
    Common Stock issued as an inducement for notes payable               25           14
    Preferred Stock, Series A issued for bonds payable converted    104,000       50,000
    Preferred Stock, Series B issued for bonds payable converted     25,000           --
                                                                  ---------     --------
    Net non-cash Financing Activities                               137,345       52,029
                                                                  ---------     --------
                                                                  ---------     --------

         See accompanying notes to consolidated financial statements.

                            WORLD ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated in 1993 under the name of World Associates, Inc. The Company conducts destination golf schools using its instructional system to provide mental profile assessments. The Company also licenses learning center franchises which are located at independent sites where the Company's golf curriculum is taught.

Consolidation

The accompanying consolidated financial statements include the accounts of The Company and a 100% owned subsidiary. The Company's subsidiary was incorporated in 1996 under the name Team Family, in February 1997 amended articles of Incorporation were filed in Delaware to change the Company's name to Proformance Research Organization, Inc. ("PRO") All significant inter-company accounts and transactions have been eliminated.

Revenue recognition

Revenues are recognized in the period when the customer attends the golf school. Revenues collected in advance of attendance are deferred. Selling and promotional expenses are charged to expense as incurred.

Depreciation

The cost of equipment is depreciated over the estimated useful lives (5 years) of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions the affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods.

The Company attempts to make reasonably dependable estimates. However, uncertainties inherent in the estimation process, actual results could differ from those estimates.

Net loss per share

The net loss per share amounts are based on the weighted average number of common shares outstanding for the period.

                            WORLD ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2:   PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost, less accumulated depreciation at December 31, 1997:

           Furniture and fixtures                   $13,992
           Leasehold improvements                       336
           Equipment                                 12,530
                                                    -------
                                                     26,858
           Less: Accumulated depreciation             8,977
                                                    -------
                Total                               $17,881
                                                    -------
                                                    -------

Note 3.   LEASE OBLIGATION

The Company leases office facilities of approximately 6,200 square feet under an operating lease arrangement for $2,700 per month. The lease expires on October 30, 1999.

Minimum future lease payments required as of December 31, 1997 under this non-cancelable operating lease are as follows:

         1998                                       $32,400
         1999                                        27,000
                                                    -------
         Total future minimum rental payments       $59,400
                                                    -------
                                                    -------

Note 4.   RELATED PARTY TRANSACTIONS

During 1997 the Company advanced varying amounts to the president of the Company. The balance of the advances at December 31, 1997 was $40,300. These advances are unsecured and have no set interest or repayment terms.

On July 4, 1997, the Company entered into a binding Letter of Intent with Proformance Research Organization/Weiner, Inc. ("PROW"). The president and the sole shareholder of PROW is a director of the Company. Under this letter of intent, PROW agreed, on or before the final day of an offering of the Company's stock, (see note 10), to subscribe for and purchase a number of shares of the Company's preferred stock.

Note 5.   NOTE PAYABLE, EMPLOYEE

The note payable, employee bears interest at the rate of 10% per annum. Principle and interest is due February 1, 1998. The note is unsecured.

                            WORLD ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.   LONG TERM DEBT

Following is a summary of long term debt at December 31, 1997:

               10% promissory note payable to a stockholder,
               converted to a 12% bond, interest payable
               semi annually due 2002.                                  $ 50,000

               12% convertible bonds payable to
               stockholders, interest payable semi-annually
               (currently in default), convertible at any
               time into Series A Convertible Preferred
               Stock at rate of $5 per share, annually
               redeemable on the anniversary date of
               issuance at the holders option, unsecured                 235,000

               12% convertible bonds payable, interest
               payable semi-annually (in default),
               convertible at any time into Series A
               Convertible Preferred Stock at rate of $5 per
               share, annually redeemable on the anniversary
               date of issuance at the holders option,
               unsecured                                                   5,000
                                                                        --------
                                                                        $290,000
                                                                        --------
                                                                        --------

Note 7.   STOCKHOLDERS' EQUITY

During 1997 the company issued 5,500 shares of Common Stock and 1,250 shares of Series A Convertible Preferred Stock ("Series A") in exchange for consulting services rendered. Also, during 1996 the Company issued 78,035 shares of Common Stock in exchange for consulting services rendered. The cost of the services has been charged to operations and stockholders' equity has been increased by $6,305 and $780, in 1997 and 1996, respectively.

During 1997 and 1996, respectively, the Company issued 1,071 and 1,429 shares of Common Stock as inducements for loan funds received.

The Company's Series A and Series B Convertible Preferred Stock ("Series B") have no voting rights and pay cumulative dividends at the rate of 0.000492% per share of the Company's pre-tax profits until such time as the holder shall have received $5 per share. Thereafter the dividend rate is 0.00005% of the Company's pre-tax profits. The dividend on the Series B stock shall be junior in preference to the dividend payable on the Series A stock and no dividends shall be paid on the Series B stock until the dividend payable on the Series A stock shall have been declared and paid or a sum sufficient for payment thereof set apart. There have been no dividends accrued for 1997 or 1996.

Each share of Series A stock and Series B stock is convertible into one share of common stock at any time at the option of the holder after the date of issuance. Series A stock and Series B stock will be automatically converted into common stock in the event that the Company completes a public offering of its common stock. (See Note 10)

Note 8.   DISCONTINUED OPERATIONS

On December 31, 1996, the company adopted a formal plan to dispose of the Team Family segment of the business, a system of parenting and family development on videotape and in a booklet. On December 31, 1996, the company wrote off its inventory at a book value of $89,517. As of December 31, 1997 the disposal has not yet been completed.

                            WORLD ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net liabilities of discontinued operations consisted of the following at December 31, 1997:

              Accounts payable                     $ 1,234
              Due to distributors                   17,800
              Short-term note payable               35,000
              Accrued interest                       1,106
                                                   -------
                                                   $55,140
                                                   -------
                                                   -------

Note 9.   DESTINATION GOLF SCHOOL AGREEMENTS

The company has agreements with both a Colorado and a Nevada golf course. In exchange for $64,675 in annual license fees the Company receives supplies, storage and access to golf facilities. The company's golf school revenues are generated from schools taught at these two locations and these costs are included in cost of revenues on the income statement

Note 10.  SUBSEQUENT EVENTS

The Company intends to offer 1,000,000 shares of common stock for sale in a registered public offering on Form SB-2 at a price of $5.00 per share.

Effective July 31, 1998, the Company merged into PRO, its wholly-owned subsidiary, with PRO surviving. Each issued and outstanding share of the Company's Series A stock converted into 3.5 shares of Series A stock of PRO. Each issued and outstanding share of the Company Series B converted into 3.5 shares of Series B of PRO. Each issued and outstanding share of the Company's common stock converted into 2.8 shares common stock of PRO. The currently issued and outstanding shares of PRO held by the Company were extinguished at the effective time of merger.

During January 1998, a director of the Company entered into a stock purchase agreement for preferred stock. The agreement provides that the investor will purchase a number of shares of the Company's preferred stock equal to the number of common shares not purchased in the above referenced offering at a purchase price of $5.00 per share. This purchase was previously agreed to pursuant to a letter of intent. On July 15, 1998, the Company entered into a Common Stock Purchase Agreement which modified the terms of the January agreement. The new agreement provides that the investor will purchase a number of shares of the Company's Common Stock equal to the number of common shares not otherwise purchased in the above-referenced offering at a purchase price of $5.00 per share. (See Note 4.)

Note 11.  INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The net operating loss carry forward as of December 31, 1997 is approximately $1,300,000 which will expire through year 2002. The tax benefit of the loss carry forward has been offset by a valuation allowance of the same amount. The expected tax benefit that would result from applying federal

                            WORLD ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statutory tax rates to the pre-tax loss differs from amounts reported in the financial statements because of the increase in the valuation allowance.

Note 12.  CONTINUING LOSSES, DEFICIT IN EQUITY AND NEGATIVE WORKING CAPITAL

The consolidated financial statements have been prepared in conformity with generally accepted principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at December 31, 1997, current liabilities exceeded current assets by $169,137 and total liabilities exceed total assets by $491,228. The Company intends to offer common stock for sale in a Regulation A Public Offering (Note 10.) Management believes this offering will provide the opportunity to obtain additional capital.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue operations as a going concern is dependent upon its success in (1) obtaining additional capital; (2) paying its obligations timely; and (3) ultimately achieving profitable operations. The financial statements do not include any adjustments which might result from the outcome of these uncertainties.

                               WORLD ASSOCIATES, INC.
                        UNAUDITED CONSOLIDATED BALANCE SHEET
                                AS OF JUNE 30, 1998

                                       ASSETS

Current Assets:
  Cash . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   230,181
  Accounts Receivable -- Trade . . . . . . . . . . . . . . .         8,967
  Inventory. . . . . . . . . . . . . . . . . . . . . . . . .         2,783
  Due from Officer . . . . . . . . . . . . . . . . . . . . .        40,300
                                                               -----------
     Total Current Assets. . . . . . . . . . . . . . . . . .       282,231
Fixed Assets:
  Leasehold Improvements . . . . . . . . . . . . . . . . . .         1,326
  Furniture & Fixtures . . . . . . . . . . . . . . . . . . .        17,083
  Equipment. . . . . . . . . . . . . . . . . . . . . . . . .        21,960
                                                               -----------
Total Fixed Assets . . . . . . . . . . . . . . . . . . . . .        41,369
     Less:  Accumulated Depreciation . . . . . . . . . . . .        10,777
                                                               -----------
  Net Fixed Assets . . . . . . . . . . . . . . . . . . . . .   $    29,592
                                                               -----------
                                                               -----------
Other Assets:
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . .         4,856
  Due From Team Family . . . . . . . . . . . . . . . . . . .        64,513
  Players Edge Distributorship . . . . . . . . . . . . . . .           313
                                                               -----------
  Total Other Assets . . . . . . . . . . . . . . . . . . . .   $    69,681
                                                               -----------
                                                               -----------
  Total Assets . . . . . . . . . . . . . . . . . . . . . . .   $   381,503
                                                               -----------
                                                               -----------
               LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
  Accrued Wages. . . . . . . . . . . . . . . . . . . . . . .   $    22,519
  Accounts Payable . . . . . . . . . . . . . . . . . . . . .       189,297
  Accrued Interest . . . . . . . . . . . . . . . . . . . . .        90,240
  Payroll Taxes Payable. . . . . . . . . . . . . . . . . . .           293
  Sales Tax Payable. . . . . . . . . . . . . . . . . . . . .         5,476
  Deferred Revenue . . . . . . . . . . . . . . . . . . . . .        42,391
  Notes Payable. . . . . . . . . . . . . . . . . . . . . . .       431,700
                                                               -----------
     Total Current Liabilities . . . . . . . . . . . . . . .       781,916
                                                               -----------
Long Term Liabilities
  Bonds Payable. . . . . . . . . . . . . . . . . . . . . . .       252,500
                                                               -----------
     Total Long Term Liabilities . . . . . . . . . . . . . .       252,500
     Total Liabilities . . . . . . . . . . . . . . . . . . .     1,034,416
Stockholders equity
  Preferred Stock, Series A. . . . . . . . . . . . . . . . .     1,001,500
  Preferred Stock, Series B. . . . . . . . . . . . . . . . .       212,800
  Common Stock . . . . . . . . . . . . . . . . . . . . . . .         8,725
  Paid-in Capital. . . . . . . . . . . . . . . . . . . . . .        73,370
  Accumulated Deficit. . . . . . . . . . . . . . . . . . . .    (1,949,308)
                                                               -----------
     Total Equity. . . . . . . . . . . . . . . . . . . . . .      (652,912)
                                                               -----------
                                                               $   381,503
                                                               -----------
                                                               -----------

                            WORLD ASSOCIATES, INC.

                UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                      1998          1997
                                                   ---------     ---------
Total Revenue. . . . . . . . . . . . . . . .       $ 236,156     $  73,538
Cost of Revenues . . . . . . . . . . . . . .         113,567         8,274
                                                   ---------     ---------
Gross Profit . . . . . . . . . . . . . . . .         122,589        65,264
                                                   ---------     ---------
Operating Expenses:
  Sales, General & Administrative. . . . . .         812,977       286,635
  Depreciation . . . . . . . . . . . . . . .           1,800         1,815
                                                   ---------     ---------
    Total Operating Expenses . . . . . . . .         814,777       288,450
                                                   ---------     ---------
Net loss . . . . . . . . . . . . . . . . . .       $(692,188)    $(223,186)
                                                   ---------     ---------
                                                   ---------     ---------

                   UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOW
                       FOR THE SIX MONTHS ENDED JUNE 30, 1998

Cash flows from operating activities:
  Net loss . . . . . . . . . . . . . . . . . . . . . . . . .     $(692,188)
Adjustments to net income:
  Depreciation . . . . . . . . . . . . . . . . . . . . . . .         1,800
(Increase) decrease in:
  Accounts receivable. . . . . . . . . . . . . . . . . . . .        (8,968)
  Inventory. . . . . . . . . . . . . . . . . . . . . . . . .        (2,783)
Increase (decrease) in:
  Notes payable, employees . . . . . . . . . . . . . . . . .         9,000
  Accounts payable . . . . . . . . . . . . . . . . . . . . .        90,661
  Accrued Interest . . . . . . . . . . . . . . . . . . . . .        33,907
  Due to employee. . . . . . . . . . . . . . . . . . . . . .        (5,128)
  Deferred revenue . . . . . . . . . . . . . . . . . . . . .        31,280
  Notes payable. . . . . . . . . . . . . . . . . . . . . . .       300,000
                                                                 ---------
    Net cash used by operating activities. . . . . . . . . .      (242,419)
                                                                 ---------
Cash flows from investing activities:
  Purchases of equipment . . . . . . . . . . . . . . . . . .        13,511
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . .         6,150
                                                                 ---------
    Net cash used by investing activities. . . . . . . . . .       (19,661)
                                                                 ---------
Cash flows from financing activities:
  New Borrowings
    Long term. . . . . . . . . . . . . . . . . . . . . . . .        70,500
  Debt reductions
    Long term. . . . . . . . . . . . . . . . . . . . . . . .            --
    Short term . . . . . . . . . . . . . . . . . . . . . . .            --
  Proceeds from issuing common stock . . . . . . . . . . . .            --
  Proceeds from issuing preferred stock. . . . . . . . . . .       417,000
                                                                 ---------
    Net cash provided by investing activities. . . . . . . .       487,500
                                                                 ---------
Net increase (decrease) in cash. . . . . . . . . . . . . . .       225,420
Cash at beginning of year. . . . . . . . . . . . . . . . . .         4,761
                                                                 ---------
Cash at end of period. . . . . . . . . . . . . . . . . . . .     $ 230,181
                                                                 ---------
                                                                 ---------

                            WORLD ASSOCIATES, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997



1.   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for consolidated interim financial information and Regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the period presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the audited consolidated financial statements of the Company as of December 31, 1997 and for the two years then ended, including notes thereto, included elsewhere in this Prospectus.

--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PLACEMENT AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                  _____________

              TABLE OF CONTENTS
                                                        PAGE
                                                        ----
Prospectus Summary . . . . . . . . . . . . . . . .        2
Risk Factors . . . . . . . . . . . . . . . . . . .        4
Dividend Policy. . . . . . . . . . . . . . . . . .       10
Use of Proceeds. . . . . . . . . . . . . . . . . .       10
Dilution . . . . . . . . . . . . . . . . . . . . .       11
Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations . . . . . . . . . . . .       11
Business . . . . . . . . . . . . . . . . . . . . .       16
Property . . . . . . . . . . . . . . . . . . . . .       22
Employees. . . . . . . . . . . . . . . . . . . . .       22
Directors, Executive Officers
     and Significant Employees . . . . . . . . . .       22
Certain Transactions . . . . . . . . . . . . . . .       24
Executive Compensation . . . . . . . . . . . . . .       24
Principal Stockholders . . . . . . . . . . . . . .       25
Description of Capital Stock . . . . . . . . . . .       26
Plan of Distribution . . . . . . . . . . . . . . .       27
Shares Eligible for Future Sale. . . . . . . . . .       28
Audited Consolidated Financial Statements. . . . .      F-1
Unaudited Consolidated Financial Statements
     as of June 30, 1998 and for the six-month
     periods ended June 30, 1998 and 1997. . . . .     F-11

                  _____________

    UNTIL __________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS PLACEMENT AGENTS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                               1,000,000 SHARES





                             PROFORMANCE RESEARCH
                              ORGANIZATION, INC.



                                 COMMON STOCK



                          __________________________

                                  PROSPECTUS

                          __________________________




                         GLOBAL FINANCIAL GROUP, INC.





                         Subject to Completion, dated

                               August 14, 1998




--------------------------------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

          The Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its Stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

          Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

          The Placement Agent Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Placement Agents of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than Placement Agent discounts and commissions, are as follows:

                                                                 Amount*
                                                                --------
     Securities and Exchange Commission Filing Fee . . . . .    $  1,983
     NASD Filing Fee . . . . . . . . . . . . . . . . . . . .
     Nasdaq Small Cap Market Listing Fee . . . . . . . . . .
     Accounting Fees and Expenses. . . . . . . . . . . . . .
     Blue Sky Fees and Expenses. . . . . . . . . . . . . . .
     Placement Agent Expenses. . . . . . . . . . . . . . . .     150,000
     Legal Fees and Expenses . . . . . . . . . . . . . . . .
     Transfer Agent and Registrar Fees and Expenses. . . . .
     Printing Expenses . . . . . . . . . . . . . . . . . . .
     Miscellaneous Expenses. . . . . . . . . . . . . . . . .
                                                                --------
          Total. . . . . . . . . . . . . . . . . . . . . . .    $250,000
                                                                --------
                                                                --------
__________

* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq Small Cap Market listing fee.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     For the period from August 1995 to August 1998, the Registrant has issued and sold the following unregistered securities:

     On December 31, 1995, the Company issued 11,398 shares of Common Stock to 2 persons in exchange for services rendered.

     On November 3, 1995, the Company issued 10,500 shares of Series A Preferred Stock to one investor at a cash purchase price of $1.43 per share.

     On April 4, 1996, the Company issued 118,398 shares of Common Stock to 3 persons in exchange for services rendered.

     Between February 15 and June 11, 1996, the Company issued a total of 31,500 shares of Series A Preferred Stock to 3 investors at a cash purchase price of $1.43 per share.

     On February 22, 1996, the Company issued 280,000 shares of Series B Preferred Stock to one investor at a cash purchase price of $0.36 per share.

     On October 21 and November 1, 1996, the Company issued a total of 104,101 shares of Common Stock to one employee in exchange for services rendered.

     Between July 11 and November 1, 1996, the Company issued a total of 49,000 shares of Series A Preferred Stock to 2 investors at a cash purchase price of $1.43.

     On March 4 and 14, 1997, the Company issued a total of 1,999 shares of Common Stock to 2 persons in exchange for services rendered.

     Between January 20, 1997 and March 15, 1997, the Company issued a total of 42,000 shares of Series A Preferred Stock to a total of 7 investors at a cash purchase price of $1.43 per share.

     Between May 14 and 18, 1997, the Company issued a total of 84,000 shares of Series B Preferred Stock to two investors at a cash purchase price of $0.36 per share.

     On May 28, 1997, the Company issued 999 shares of Common Stock to one person in exchange for services rendered.

     Between May 21, 1997 and September 30, 1997, the Company issued a total of 108,150 shares of Series A Preferred Stock to a total of 19 investors at a cash purchase price of $1.43 per share.

     Between May 28 and July 31, 1997, the Company issued a total of 91,700 shares of Series B Preferred Stock to a total of 3 investors at a cash purchase price of $0.36 per share.

     On October 23, 1997, the Company issued 15,400 shares of Common Stock to one person in exchange for services rendered.

     Between October 1 and December 17, 1997, the Company issued a total of 171,500 shares of Series A Preferred Stock to a total of 15 investors at a cash purchase price of $1.25 per share.

     Between March 26, 1998 and August 9, 1998, the Company issued a total of 237,300 shares of Series A Preferred Stock to a total of 49 investors at a cash purchase price of $1.43 per share.

     The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Rule 506 promulgated thereunder.

     Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Placement Agents were employed in any of the above transactions.


ITEM 27.  EXHIBITS

     The exhibits are as set forth in the Exhibit Index.


ITEM 28.  UNDERTAKINGS

     The Registrant hereby undertakes to provide the Placement Agents at the closing specified in the Placement Agent Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 11th day of August, 1998.

                                   PROFORMANCE RESEARCH
                                   ORGANIZATION, INC.


                                   By:   /s/ William D. Leary
                                        ---------------------------------
                                             William D. Leary
                                        PRESIDENT, TREASURER AND DIRECTOR

                              POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Leary as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1993, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                  TITLE                    DATE
     ---------                  -----                    ----


/s/ William D. Leary    President, Treasurer and     August 11, 1998
---------------------   Director (Principal
 William D. Leary       Executive, Financial
                        and Accounting Officer)


/s/ Robert B. Lange     Director                     August 11, 1998
---------------------
 Robert B. Lange

/s/ John C. Weiner      Director                     August 11, 1998
---------------------
 John C. Weiner

                                   EXHIBIT INDEX

Exhibit    Title
-------    -----

   1.1 Agency Agreement dated ______________, 1998 between the Company and Global Financial Group, Inc.
   1.2* Escrow Agreement dated _______________, 1998 among the Company, the Placement Agents and Bank Windsor as escrow agent
   3.1     Amended and Restated Certificate of Incorporation
   3.2     Bylaws
   4.1     Reference is made to Exhibits 3.1 and 3.2
   5.1*    Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
  10.1     Distribution Agreement between the Company and Dave
           Bisbee, dated August 22, 1996
  10.2     Distribution Agreement between the Company and
           William D. Leary
  10.3*    Lease between Fernal Inc. and William D. Leary and the
           Company, dated May 1, 1997, as amended by an Addendum to Lease between Mach One and World Associates, Inc.
           dated April 4, 1998
  10.4 Common Stock Purchase Agreement with Proformance Research Organization/Weiner, Inc. dated July 15, 1998
  10.5* Sublease dated April 21, 1998 between Mach One Corporation and Proformance Research Organization, Inc.
  10.6* Employment Agreement between the Company and William D. Leary dated July 1, 1998
  23.1* Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
  23.2 Consent of Stark Tinter & Associates, LLC. Reference is made to page II-___
  24.1     Powers of Attorney.  Reference is made to page II-4

_________________

* To be filed by amendment.